Dividend Capital Diversified Property Fund Inc. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dividend Capital Diversified Property Fund Inc.:

We consent to the incorporation by reference in the registration statements No. 333-162636 on Form S-3 and No. 333-194237 on Form S-8 of Dividend Capital Diversified Property Fund Inc. and subsidiaries of our reports dated March 3, 2017, with respect to the consolidated balance sheets of Dividend Capital Diversified Property Fund Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, which reports appear in the December 31, 2016 annual report on Form 10-K of Dividend Capital Diversified Property Fund Inc.

/s/ KPMG LLP

Denver, Colorado
March 3, 2017